                              SUBADVISORY AGREEMENT


This Subadvisory Agreement is made and entered into on this 29th day of June, 2000 and is effective as of the 1st day of August, 2000, by and between Century Capital Management, Inc. a Massachusetts corporation (the "Sub-Adviser"), and Orbitex Management, Inc., a New York corporation (the "Adviser") and Orbitex Group of Funds, a Delaware business trust (the "Trust").


                                   WITNESSETH

WHEREAS, the Adviser is engaged pursuant to an Investment Advisory Agreement (the "Advisory Agreement") dated April 9, 1997, and amended on March 16, 2000, with the Trust in the investment of the Trust's assets in accordance with the Trust's Prospectus and Declaration of Trust (collectively the "Prospectus"); and

WHEREAS, pursuant to the Advisory Agreement, the Adviser may delegate its responsibilities for the management of the investment of the assets of one or more Funds of the Trust to one or more sub-advisers; and

WHEREAS, the Adviser desires, with the consent of the Trust, to so delegate responsibility for management of the investments of one or more Funds of the Trust to the Sub-Adviser, and the Sub-Adviser agrees to manage the investment of one or more Funds in accordance with this Subadvisory Agreement and Prospectus;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. The Adviser, with the consent of the Trust, hereby appoints the Sub-Adviser to act as the investment adviser to the Adviser with respect to one or more funds (singly or collectively the "Fund") as identified in "Schedule A", which is attached hereto and by this reference is incorporated herein. The Sub-Adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation set forth on Schedule B, which is attached hereto and by this reference is incorporated herein. The Adviser represents to the Sub-Adviser that it is authorized pursuant to the Advisory Agreement to delegate to the Sub-Adviser all of the services to be performed by the Sub-Adviser pursuant hereto.

2. Subject to the supervision of the Trustees of the Trust and the Adviser, the Sub-Adviser will have discretionary authority to manage the securities and investments (including cash) of the Fund, including the purchase, retention and disposition thereof, and the execution of agreements relating thereto in accordance with the Fund's investment objectives, policies and restrictions as those are stated in the Prospectus and further subject to the following understandings:

           (a) The Sub-Adviser shall furnish a continuous investment program to the Fund and in so doing shall determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

           (b) The Sub-Adviser in the performance of its duties and obligations under this Agreement shall act in conformity with the Trust's Agreement, the Declaration of Trust, Bylaws and the Prospectus of the Trust, and with the written instructions and written directions of the Trustees of the Trust and, to the extent consistent therewith and herewith, of the Adviser, and will conform to and comply with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and all other applicable federal and state laws and regulations;

           (c) The Sub-Adviser shall determine the securities to be purchased or sold by the Fund and, as agent for the Fund, will effect transactions pursuant to its determinations either directly with the issuer or with or through any broker and/or dealer in such securities. The Sub-Adviser shall also determine whether or not the Fund shall enter into repurchase agreements or engage in any other investment transactions or techniques that are consistent with subsection (b) above;

           (d) The Sub-Adviser shall maintain all books and records with respect to the securities transactions of the Fund and shall render to the Adviser or Adviser's designees, such periodic and special reports as the Adviser may reasonably request;

           (e) The Sub-Adviser shall, to the extent the information is within its control, provide or cause to be provided to the Trust's Custodian all requested information relating to all transactions concerning the assets of the Fund (other than share transactions of the Fund);

           (f) The investment advisory services of the Sub-Adviser to the Fund under this Subadvisory Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar service to others;

           (g) The Sub-Adviser, in the normal course of business, is expected to place orders for the purchase and sale of the Fund's investments with or through the Adviser. When the Sub-Adviser is not able to contact the Adviser for the purpose of placing a trade, the Sub-Adviser is authorized, subject to the supervision of the Adviser and the Trustees of the Trust, to place orders for the purchase and sale of the Fund's investments with or through such persons, brokers or dealers including the Sub-Adviser or affiliates thereof, and to negotiate commissions to be paid in such transactions in accordance with the Fund's policy with respect to brokerage as set forth in the Prospectus. The Sub-Adviser may, on behalf of the Fund, pay brokerage commissions to a broker which provides brokerage and research services to the Sub-Adviser in excess of the amount another broker would have charged for effecting the transaction, provided the Sub-Adviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the Sub-Adviser's overall responsibilities with respect to the Fund and the accounts as to which the Sub-Adviser exercises investment discretion. It is recognized that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

           (h) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser may, to the extent permitted by applicable law and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. In such event, allocation of the securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and, if applicable, to such other clients.

           (i) The Trust and the Adviser acknowledge that in order to comply with U.S. securities laws and related regulatory requirements, there may be periods when the Sub-Adviser will not be permitted to initiate or recommend certain types of transactions in the securities of issuers for which affiliates of the Sub-Adviser performing investment banking services, and neither the Trust nor the Adviser will be advised of that fact. For example, during certain periods when affiliates of the Sub-Adviser are engaged in an underwriting or other distribution of a company's securities, the Sub-Adviser may be prohibited from purchasing or recommending the purchase of certain securities of that company for its clients. Similarly, the Sub-Adviser may on occasion be prohibited from selling or recommending the sale of securities of a company for which affiliates are providing investment-banking services.

           (j) The Sub-Adviser shall provide marketing support to the Adviser in connection with the sale of Trust shares, as reasonably requested by the Adviser. Such support shall include, but not necessarily be limited to, presentations by the portfolio manager designated from time to time by the Sub-Adviser to manage the Sub-Adviser's duties under this Sub-advisory agreement (the "Portfolio Manager") at investment seminars, conferences and other industry meetings, provided that the Sub-Adviser shall not be required to make the Portfolio Manager available for purposes of this Section 2(j) more than three (3) days per calendar month or what is mutually agreed upon. Any materials utilized by the Adviser which contain any information relating to the Sub-Adviser shall be submitted to the Sub-Adviser for approval prior to use, not less than five (5) business days before such approval is needed by the Adviser. Any materials utilized by the Sub-Adviser which contain any information relating to the Adviser or the Trust shall be submitted to the Adviser for approval prior to use, not less than five (5) business days before such approval is needed by the Sub-Adviser, which approval shall not be unreasonably withheld.

           (k) The Trust and the Adviser represent that the shareholders of the Fund have approved this Sub-advisory agreement in accordance with the 1940 Act and that they have delivered true and correct copies to the Sub-Adviser of, and agree to promptly notify and deliver to the Sub-Adviser all future amendments and supplements to, the Prospectus, the Trust's Declaration of Trust, the Trust's Bylaws, resolutions or other instructions of the Trustees or the Adviser relevant to the Sub-Adviser's performance of its duties under this Agreement, the Advisory Agreement and the Trust's Declaration of Trust at least five
                 (5) business days prior to effectiveness.

           (l) The Sub-Adviser will bear all expenses in connection with the performance of its services under this Sub-Advisory Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by the Sub-Adviser.


3. The Sub-Adviser agrees that all records which it maintains for the Fund pursuant to Section 2(d) of this Subadvisory Agreement are the property of the Trust and will promptly surrender any of such records to the Adviser upon the Trustees' or the Adviser's request. If applicable, the Sub-Adviser shall preserve all records as required to be maintained by U.S. law.

4. For performance of the services hereunder with respect to the Fund, the Adviser shall pay the Sub-Adviser pursuant to the Fee Schedule contained in Schedule B. The fee prescribed in Schedule B shall be calculated daily and payable monthly in arrears at an annual rate per Schedule B of the Fund's average daily net assets for the preceding month. Adviser shall be responsible for certain of Sub-Adviser's expenses as set forth in Schedule B.

5. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, Fund or the Adviser in connection with the matters to which this Subadvisory Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Subadvisory Agreement. Notwithstanding any thing to the contrary, neither the Trust, the Fund, nor the Sub-Adviser waive any of their respective rights under U.S. law.

6. The term of this Subadvisory Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Subadvisory Agreement shall remain in effect for a period of two years from the date of this Subadvisory Agreement. Thereafter, this Subadvisory Agreement shall continue in effect with respect to the Funds from year to year, subject to the termination provisions and all other terms and conditions hereof; provided such continuance with respect to the Fund is in accordance with the Trust's Declaration of Trust and the 1940 Act and the rules thereunder. The Sub-Adviser shall furnish to the Trust or the Adviser, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Subadvisory Agreement or any extension, renewal or amendment thereof. This Subadvisory Agreement may be terminated at any time by any party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other parties. This Sub-advisory Agreement shall terminate automatically in the event of its assignment (as that term is defined in the 1940 Act and the rules thereunder).


7. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall not, unless otherwise expressly provided herein or authorized by the Trustees or the Adviser of the Trust from time to time, have any authority to act for or represent the Fund or Trust in any way or otherwise be deemed to be an agent of the Fund or the Trust.

8. This Subadvisory Agreement may be amended only by a writing signed by both parties and in accordance with Trust's Declaration of Trust.

9. Any notice that is required to be given by the parties to each other under the terms of this Subadvisory Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

                 (a)    If to the Sub-Adviser:

                        Century Capital Management, Inc.
                        One Liberty Square
                        Boston, MA 02109
                        Phone: 617.482.3060

                        Facsimile: 617.542.9398
                        Attn: Allan W. Fulkerson

                 (b)    If to the Adviser:

                        Orbitex Management, Inc.
                        410 Park Avenue
                        New York, NY  10022 - 18th Floor
                        Phone: 212.891.7914
                        Facsimile: 212.891.7939
                        Attention:  John W. Davidson

                 (c)    If to the Trust:

                        Orbitex Group of Funds
                        410 Park Avenue
                        New York, NY  10022 - 18th Floor
                        Phone: 212.891.7900
                        Facsimile: 212.207.8464
                        Attention: M. Fyzul Khan

10. This Subadvisory Agreement shall be governed and construed in accordance with the laws of the State of New York.

11. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

      IN WITNESS WHEREOF, the parties hereto have caused this Subadvisory Agreement to be executed by their respective officers designated below as of the day and year first above written.

      ORBITEX Group of Funds

      By: __________________________
          M. Fyzul Khan, Vice President


      ORBITEX Management, Inc.

      By: ___________________________
          John W. Davidson, President


      Century Capital Management, Inc.

      By: ____________________________
          Allan W. Fulkerson, President

                                   SCHEDULE A






                                  NAME OF FUND


                         ORBITEX Financial Services Fund

                                   SCHEDULE B


The compensation payable to the Sub-Adviser by the Adviser shall be as follows:

50 basis points on all accounts
Minimum annual fee of $50,000 calculated monthly

Upon any termination of this Subadvisory Agreement before the end of a month or calendar year, the fee for such part of that month or calendar year shall be prorated according to the proportion that such period bears to the full monthly or yearly period and shall be payable upon the date of termination of this Subadvisory Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus.

Adviser shall reimburse, upon receipt of Sub-Adviser's invoice, the travel, lodging and reasonable out-of-pocket expenses incurred by the Portfolio Manager at the direction of the Adviser in connection with attending investment seminars, conferences and other industry meetings as provided in Section 2(j).